Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Friday, April 28, 2017	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS

DULUTH, GA – April 28 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.6 billion for the first quarter of 2017, an increase of approximately 4.4% compared to the first quarter of 2016. Reported net loss was $0.13 per share for the first quarter of 2017, and adjusted net loss, which excludes restructuring expenses and a non-cash expense related to waived stock compensation, was $0.02 per share. These results compare to reported net income of $0.09 per share and adjusted net income, excluding restructuring expenses, of $0.11 per share for the first quarter of 2016. Excluding unfavorable currency translation impacts of approximately 0.9%, net sales in the first quarter of 2017 increased approximately 5.2% compared to the first quarter of 2016.

First Quarter Highlights

•	Reported regional sales results(1): North America (6.3)%, Europe/Middle East (“EME”) (0.7)%, South America +54.1%, Asia/Pacific/Africa (“APA”) +21.1%

•	Constant currency regional sales results(1)(2): North America (5.7)%, EME +4.0%, South America +31.1%, APA +22.1%

•	Regional operating margin performance: North America 0.7%, EME 7.3%, South America 1.0%, APA 1.6%

•	Full-year targeted net sales and net income per share increased

•	Quarterly dividend increased approximately 8% to $0.14, effective first quarter of 2017

(1)As compared to first quarter 2016
(2)Excludes currency translation impact. See reconciliation in appendix.

“In the first quarter, AGCO executed well against its business plan,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Our results reflect the weak but stabilizing global demand for agricultural equipment. Despite softer market conditions in both Europe and North America, we managed sales growth and higher adjusted operating income in the quarter. While our focus on cost management to mitigate market pressures continues, we are maintaining a strong level of investment in new products and technologies, as demonstrated by an increase in engineering expense planned for 2017 compared to 2016. We are continuing to refresh our full line of equipment with a focus on high horsepower products for the growing professional farming sector as well as new products that will expand our current product offering. Our new products are being very well received in the market as evidenced by a number of awards received in February at the SIMA Farm Show in Paris, including the

Machine of the the Year Award for our Massey Ferguson 6718 S. At 200 horsepower, the 6718 S is the most powerful four cylinder tractor on the market.”

Market Update

Industry Unit Retail Sales

Three months ended March 31, 2017	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(5)%	(2)%
South America	49%	35%
Western Europe	(3)%	(15)%

(1)Excludes compact tractors.

“Four consecutive years of near record harvests are satisfying the growing global demand for grain,” continued Mr. Richenhagen. “Higher grain inventories are pressuring commodity prices, and estimates call for 2017 farm income below 2016 levels. Industry demand remains near trough levels but is showing some signs of stabilization. In the first quarter, North America industry sales were down due to continued weakness in sales in the row crop sector. Industry sales of high-horsepower tractors, combines, sprayers and grain storage and handling equipment remained well below last year’s levels. Industry retail sales in Western Europe were down modestly in the first three months of 2017 and are being impacted by weak demand from dairy producers and marginal economics for the arable farming segment. Sales declined most significantly in France from high levels in the first quarter of 2016, which were stimulated by tax benefits. Growth in the United Kingdom and Germany offset most of the decline in the French market. Industry retail sales in South America during the first three months of 2017 grew strongly from depressed levels last year. A more stable political environment in Brazil is contributing to equipment replacement in that market, and more supportive government policies in Argentina continue to stimulate industry sales. Our long-term view remains very optimistic for demand in the agricultural equipment industry. We expect elevated grain demand driven by population growth and increased protein consumption to result in favorable income levels for farmers.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2017	2016	% change from 2016	% change from 2016 due to currency translation(1)
North America	$382.6	$408.4	(6.3)%	(0.6)%
South America	222.2	144.2	54.1%	23.0%
Europe/Middle East (2)	892.5	899.1	(0.7)%	(4.8)%
Asia/Pacific/Africa (2)	130.3	107.6	21.1%	(1.0)%
Total	$1,627.6	$1,559.3	4.4%
(1) See appendix for additional disclosures
(2) Effective January 1, 2017, AGCO realigned its regional structure as reflected in the table above. A schedule showing restated segment results for 2016 is available on AGCO’s website at www.agcocorp.com on the “Company/Investors” page.

North America

AGCO’s North America net sales decreased 5.7% in the first three months of 2017 compared to the same period of 2016, excluding the negative impact of currency translation. Dealer inventory reduction efforts and softer industry demand contributed to lower sales. Sales declines were most significant in hay tools, grain storage equipment and sprayers and were partially offset by increased sales of tractors. Income from operations for the first three months of 2017 improved approximately $3.2 million compared to the same period in 2016. The benefit of improved factory productivity and expense reduction efforts were mostly offset by lower sales and production volumes.

South America

Net sales in the South American region increased 31.1% in the first three months of 2017 compared to the first three months of 2016, excluding the impact of favorable currency translation. Significant sales increases in Brazil and Argentina produced most of the growth. Income from operations improved approximately $1.8 million for the first three months of 2017 compared to the same period in 2016, as the benefit of higher sales and production volumes, and positive impact of currency translation was mostly offset by material inflation and the costs associated with transitioning to the new tier 3 emission standards.

Europe/Middle East

AGCO’s EME net sales increased 4.0% in the first three months of 2017 compared to the same period in 2016, excluding unfavorable currency translation impacts, primarily due to the benefit of acquisitions. Higher sales in Germany and the United Kingdom were partially offset by sales declines in France. Income from operations decreased approximately $2.8 million for the first three months of 2017, compared to the same period in 2016, due to higher engineering expenses and the negative impact of currency translation, partially offset by the benefit of higher sales.

Asia/Pacific/Africa

Net sales in AGCO’s Asia/Pacific/Africa region, excluding the negative impact of currency translation, increased 22.1% in the first three months of 2017 compared to the same period in 2016 due primarily to increased sales in Australia and China. Income from operations improved approximately $2.8 million in the first three months of 2017, compared to the same period in 2016, due to higher sales levels.

Outlook

Weak global demand for farm equipment is expected to continue to negatively impact AGCO’s sales and earnings in 2017. AGCO’s net sales for 2017 are expected to reach $7.7 billion. Gross and operating margins are expected to be improved from 2016 levels due to higher sales along with the benefits from the Company’s cost reduction initiatives. Based on these assumptions, 2017 earnings per share are targeted at approximately $2.70 excluding restructuring expenses and the non-cash expense related to waived stock compensation.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Friday, April 28, 2017. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at

www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2016. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services.  AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of over 3,000 independent dealers and distributors in more than 150 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2016, AGCO had net sales of $7.4 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$289.9	$429.7
Accounts and notes receivable, net	923.0	890.4
Inventories, net	1,775.4	1,514.8
Other current assets	371.2	330.8
Total current assets	3,359.5	3,165.7
Property, plant and equipment, net	1,369.6	1,361.3
Investment in affiliates	429.7	414.9
Deferred tax assets	101.7	99.7
Other assets	149.3	143.1
Intangible assets, net	596.8	607.3
Goodwill	1,388.0	1,376.4
Total assets	$7,394.6	$7,168.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$108.8	$85.4
Accounts payable	783.6	722.6
Accrued expenses	1,090.0	1,160.8
Other current liabilities	182.8	176.1
Total current liabilities	2,165.2	2,144.9
Long-term debt, less current portion and debt issuance costs	1,780.5	1,610.0
Pensions and postretirement health care benefits	266.3	270.0
Deferred tax liabilities	113.1	112.4
Other noncurrent liabilities	193.5	193.9
Total liabilities	4,518.6	4,331.2

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	114.0	103.3
Retained earnings	4,090.7	4,113.6
Accumulated other comprehensive loss	(1,394.3)	(1,441.6)
Total AGCO Corporation stockholders’ equity	2,811.2	2,776.1
Noncontrolling interests	64.8	61.1
Total stockholders’ equity	2,876.0	2,837.2
Total liabilities and stockholders’ equity	$7,394.6	$7,168.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$1,627.6	$1,559.3
Cost of goods sold	1,297.3	1,244.6
Gross profit	330.3	314.7
Selling, general and administrative expenses	223.2	211.2
Engineering expenses	73.0	71.2
Restructuring expenses	5.1	1.9
Amortization of intangibles	13.4	11.0
Income from operations	15.6	19.4
Interest expense, net	10.7	10.5
Other expense, net	13.0	11.3
Loss before income taxes and equity in net earnings of affiliates	(8.1)	(2.4)
Income tax provision (benefit)	11.1	(0.4)
Loss before equity in net earnings of affiliates	(19.2)	(2.0)
Equity in net earnings of affiliates	11.0	12.2
Net (loss) income	(8.2)	10.2
Net income attributable to noncontrolling interests	(1.9)	(2.4)
Net (loss) income attributable to AGCO Corporation and subsidiaries	$(10.1)	$7.8
Net (loss) income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$(0.13)	$0.09
Diluted	$(0.13)	$0.09
Cash dividends declared and paid per common share	$0.14	$0.13
Weighted average number of common and common equivalent shares outstanding:
Basic	79.5	83.0
Diluted	79.5	83.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net (loss) income	$(8.2)	$10.2
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	54.3	55.5
Deferred debt issuance cost amortization	0.2	0.4
Amortization of intangibles	13.4	11.0
Stock compensation expense	12.0	5.5
Equity in net earnings of affiliates, net of cash received	(6.3)	(8.3)
Deferred income tax benefit	(1.5)	(8.7)
Other	(0.2)	(0.1)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(17.2)	(57.2)
Inventories, net	(234.4)	(214.9)
Other current and noncurrent assets	(43.3)	(66.9)
Accounts payable	63.7	8.3
Accrued expenses	(78.4)	(80.1)
Other current and noncurrent liabilities	(5.5)	(2.9)
Total adjustments	(243.2)	(358.4)
Net cash used in operating activities	(251.4)	(348.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(57.1)	(35.7)
Proceeds from sale of property, plant and equipment	0.8	0.5
Purchase of businesses, net of cash acquired	—	(38.8)
Investment in consolidated affiliates, net of cash acquired	—	(11.8)
Investment in unconsolidated affiliates	(0.8)	—
Restricted cash	—	(0.3)
Net cash used in investing activities	(57.1)	(86.1)
Cash flows from financing activities:
Proceeds from debt obligations, net	176.8	317.5
Purchases and retirement of common stock	—	(60.0)
Payment of dividends to stockholders	(11.1)	(10.8)
Payment of minimum tax withholdings on stock compensation	(3.2)	(0.8)
Investments by noncontrolling interests	0.2	—
Net cash provided by financing activities	162.7	245.9
Effects of exchange rate changes on cash and cash equivalents	6.0	9.6
Decrease in cash and cash equivalents	(139.8)	(178.8)
Cash and cash equivalents, beginning of period	429.7	426.7
Cash and cash equivalents, end of period	$289.9	$247.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended March 31,
	2017	2016
Cost of goods sold	$0.6	$0.4
Selling, general and administrative expenses	11.4	5.1
Total stock compensation expense	$12.0	$5.5

The Company recorded approximately $4.8 million of accelerated stock compensation expense during the three months ended March 31, 2017 associated with a waived stock award declined by the Company’s CEO.

2.	RESTRUCTURING EXPENSES

Beginning in 2014 through 2017, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in Europe, China, Brazil, Argentina and the United States, as well as various administrative offices located in Europe, Brazil, China and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 2,750 employees in 2014, 2015 and 2016. The Company had approximately $15.3 million of severance and related costs accrued as of December 31, 2016. During the three months ended March 31, 2017, the Company recorded an additional $5.1 million of severance and related costs associated with further rationalizations primarily in the United States, South America and Europe, associated with the termination of approximately 200 employees, and paid approximately $5.9 million of severance and associated costs. The remaining $14.6 million of accrued severance and other related costs as of March 31, 2017, inclusive of approximately $0.1 million of positive foreign currency translation impacts, are expected to be paid primarily during 2017.

3.    INDEBTEDNESS

Indebtedness at March 31, 2017 and December 31, 2016 consisted of the following:

	March 31, 2017	December 31, 2016
1.056% Senior term loan due 2020	$213.7	$211.0
Credit facility, expires 2020	518.3	329.2
Senior term loans due 2021	320.6	316.5
5⅞% Senior notes due 2021	306.3	306.6
Senior term loans due between 2019 and 2026	400.7	395.6
Other long-term debt	134.6	141.6
Debt issuance costs	(4.9)	(5.1)
	1,889.3	1,695.4
Less: Current portion of other long-term debt	(108.8)	(85.4)
Total indebtedness, less current portion	$1,780.5	$1,610.0

4.    INVENTORIES

Inventories at March 31, 2017 and December 31, 2016 were as follows:

	March 31, 2017	December 31, 2016
Finished goods	$667.7	$589.3
Repair and replacement parts	565.9	532.5
Work in process	192.3	113.8
Raw materials	349.5	279.2
Inventories, net	$1,775.4	$1,514.8

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At March 31, 2017 and December 31, 2016, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of both March 31, 2017 and December 31, 2016, the receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements were approximately $1.1 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $8.3 million and $4.8 million during the three months ended March 31, 2017 and 2016, respectively.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of March 31, 2017 and December 31, 2016, these finance joint ventures had approximately $44.0 million and $41.5 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET (LOSS) INCOME PER SHARE

A reconciliation of net (loss) income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net (loss) income per share for the three months ended March 31, 2017 and 2016 is as follows:

	Three Months Ended March 31,
	2017	2016
Basic net (loss) income per share:
Net (loss) income attributable to AGCO Corporation and subsidiaries	$(10.1)	$7.8
Weighted average number of common shares outstanding	79.5	83.0
Basic net (loss) income per share attributable to AGCO Corporation and subsidiaries	$(0.13)	$0.09
Diluted net (loss) income per share:
Net (loss) income attributable to AGCO Corporation and subsidiaries	$(10.1)	$7.8
Weighted average number of common shares outstanding	79.5	83.0
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	—	0.1
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net (loss) income per share	79.5	83.1
Diluted net (loss) income per share attributable to AGCO Corporation and subsidiaries	$(0.13)	$0.09

The weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net (loss) income per share above do not include the impact of dilutive stock-settled appreciation rights, performance share awards and restricted stock units for the three months ended March 31, 2017 as the impact would have been antidilutive. The number of shares excluded from the weighted average number of common shares and common share equivalents outstanding was approximately 0.6 million shares for the three months ended March 31, 2017.

7.    SEGMENT REPORTING

Effective January 1, 2017, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Asia/Pacific to North America; South America; Europe/Middle East; and Asia/Pacific/Africa. The Asia/Pacific/Africa reportable segment includes the regions of Africa, Asia, Australia and New Zealand, and the Europe/Africa/Middle East segment no longer includes certain markets in Africa. Effective January 1, 2017, these reportable segments are reflective of how the Company’s chief operating decision marker reviews operating results for the purposes of allocating resources and assessing performance.

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income (loss) from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2017 and 2016 are as follows:

Three Months Ended March 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2017
Net sales	$382.6	$222.2	$892.5	$130.3	$1,627.6
Income from operations	2.5	2.2	65.3	2.1	72.1

2016
Net sales	$408.4	$144.2	$899.1	$107.6	$1,559.3
(Loss) income from operations	(0.7)	0.4	68.1	(0.7)	67.1

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended March 31,
	2017	2016
Segment income from operations	$72.1	$67.1
Corporate expenses	(26.6)	(29.7)
Stock compensation expense	(11.4)	(5.1)
Restructuring expenses	(5.1)	(1.9)
Amortization of intangibles	(13.4)	(11.0)
Consolidated income from operations	$15.6	$19.4

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net (loss) income and adjusted net (loss) income per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net (loss) income and net (loss) income per share to adjusted income from operations, net (loss) income and net (loss) income per share for the three months ended March 31, 2017 and 2016 (in millions, except per share data):

	Three Months Ended March 31,
	2017			2016
	Income From Operations	Net Loss(1)	Net Loss Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$15.6	$(10.1)	$(0.13)	$19.4	$7.8	$0.09
Restructuring expenses (2)	5.1	3.8	0.05	1.9	1.2	0.02
Non-cash expense related to waived stock compensation(3)	4.8	4.8	0.06	—	—	—
As adjusted	$25.5	$(1.5)	$(0.02)	$21.3	$9.0	$0.11

(1) Net (loss) income and net (loss) income per share amounts are after tax.
(2) The restructuring expenses recorded during the three months ended March 31, 2017 and 2016 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, and South American manufacturing operations and various administrative offices.
(3) The Company recorded approximately $4.8 million of accelerated stock compensation expense during the three months ended March 31, 2017 associated with a waived stock award declined by the Company’s CEO.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2017:

Net Income Per Share (1)
As targeted	$2.59
Restructuring expenses	0.05
Non-cash expense related to waived stock compensation	0.06
As adjusted targeted(2)	$2.70

(1) Net income per share amount is after tax.

(2)
The above reconciliation reflects adjustments to full year 2017 targeted net income per share based upon restructuring expenses incurred during the three months ended March 31, 2017. Full year restructuring expenses could differ based on future restructuring activity.

The following table sets forth, for the three months ended March 31, 2017, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2017	2016	% change from 2016	$	%
North America	$382.6	$408.4	(6.3)%	$(2.4)	(0.6)%
South America	222.2	144.2	54.1%	33.2	23.0%
Europe/Middle East	892.5	899.1	(0.7)%	(43.0)	(4.8)%
Asia/Pacific/Africa	130.3	107.6	21.1%	(1.1)	(1.0)%
	$1,627.6	$1,559.3	4.4%	$(13.3)	(0.9)%